Exhibit 4.1
PROMISSORY NOTE

$232,400.00	November 20, 2012

FOR VALUE RECEIVED, the undersigned, AMP Electric Vehicles, Inc. (hereinafter “Maker”), promises to pay EASi and AEROTEK (hereinafter collectively“Payee”), the principal balance of $232,400.00 (“Principal Amount”), plus interest.  The payment terms are as follows:

1. Principal and Interest Repayment.

a. The Principal Amount due and owing as of November 20, 2012 ("Effective Date").

b. Maker agrees to make payments in equal weekly installments in the amount of $2,000.00, beginning January 31, 2013, and every month end date thereafter.  Effective July 31, 2013 monthly payments will increase to $5,000.00 per month.

c. Effective January 31, 2014, Maker agrees to increase the monthly installments to the amount of $12,000.00.  Effective July 31, 2014 monthly payments will increase to $20,000 per month such that the entire balance and any interest accrued thereon will be paid on or before December 31, 2014 ("Maturity Date").

d. Except as set forth herein, all outstanding principal shall accrue interest at a rate of four percent (4%) per annum from the Effective Date until paid in full.  Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

e. Each payment shall be made by wire transfer to the following bank account and an email notice shall be sent to Michael A. Zito at mzito@shb.com advising of each wire transfer being initiated:

Bank Name:	Commerce Bank

1000 Walnut Street
Kansas City, MO 64160

Wire Info:	ABA: 101000019
Account Number: 000046235
Account Name: Shook, Hardy, & Bacon, LLP Trust

Reference:	Aerotek/AMP

f. Maker agrees to produce audited financial documents to Payee upon execution of this Promissory Note.  Maker agrees to produce renewed financial documents to Payee every 90 days thereafter.

2. Late Payments.

a. Maker promises to pay a late charge equal to 5% of the aggregate amount payable under this Promissory Note if any such payments are received by Payee or Payee’s counsel more than fifteen (15) days after the appropriate due date.

b. Time is of the essence in promptly making the payments under this Promissory Note. Payments shall be promptly made on or before the due date.  Maker shall have a grace period of thirty (30) calendar days from the due date to remedy any late payment (“Cure Period”) before any additional action is taken to enforce this Agreement, including but not limited to entry of a confessed judgment pursuant to Paragraph 4 herein.

3. Waiver, Choice of Law and Severability.

a. Maker waives presentment, protest, notice and all other notices and rights in connection with this Promissory Note.  Maker waives all rights to set-off whether now existing or hereafter occurring.  Maker shall pay all reasonable costs and expenses, including a reasonable attorney’s fee  incurred by Payee to enforce this Promissory Note.  Payee may set off the obligations which Maker has to Payee under this Promissory Note against any obligations which Payee has to Maker, whether now existing or hereafter incurred.

b. Maker agrees that this Promissory Note shall be governed by Ohio law and that Ohio courts (including any United States District Court in Ohio) shall have non-exclusive jurisdiction over any action of any kind relating to this Promissory Note, and waives all objections to venue.  This Promissory Note shall be enforceable by Payee and Payee’s successors and assigns, against Maker and Maker’s successors and assigns.

c. If any part of this Promissory Note shall be adjudged invalid or not enforceable, then such partial invalidity or unenforceability shall not cause the remainder of this Promissory Note to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provisions shall remain in effect in all valid or enforceable applications that are severable from the invalid or unenforceable application or applications.

4. Confessed Judgment.

IF THE PAYMENTS DUE UNDER THIS PROMISSORY NOTE ARE NOT PAID WITHIN THIRTY (30) DAYS AFTER THE APPLICABLE DUE DATE, OR IF ANY DEFAULT SHALL OCCUR HEREUNDER, MAKER AUTHORIZES ANY CLERK OF ANY COURT OF RECORD OR ANY ATTORNEY TO ENTER IN ANY COURT OF COMPETENT JURISDICTION IN THE UNITED STATES, JUDGMENT BY CONFESSION AGAINST MAKER AND IN FAVOR OF THE “HOLDER” (WHICH TERM SHALL INCLUDE THE PAYEE AND ANY SUBSEQUENT TRANSFEREE OR ASSIGNEE OF THIS NOTE) OF THIS NOTE FOR THE ENTIRE PRINCIPAL AMOUNT OF THIS PROMISSORY NOTE THEN REMAINING UNPAID WITH INTEREST THEREON,  AND COURT COSTS, WITHOUT STAY OF EXECUTION OR RIGHT OF APPEAL EXPRESSLY WAIVING THE BENEFIT OF ALL EXEMPTION LAWS AND ALL IRREGULARITY OR ERROR IN ENTERING SAID JUDGMENT OR THE EXECUTION THEREON.  NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE INVALID, VOIDABLE OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED, AND IT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS THE HOLDER OF THIS PROMISSORY NOTE SHALL ELECT, UNTIL SUCH TIME AS THE HOLDER OF THIS PROMISSORY NOTE SHALL HAVE RECEIVED PAYMENT IN FULL OF ALL INDEBTEDNESS OF MAKER TO THE HOLDER OF THIS PROMISSORY NOTE.

        MAKER WAIVES ALL RIGHTS TO TRIAL BY JURY OF ANY SUITS, CLAIMS, COUNTERCLAIMS, AND ACTIONS OF ANY KIND ARISING UNDER OR RELATING TO THIS PROMISSORY NOTE.  MAKER ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS TO PAYEE THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned Maker executes this Promissory Note.

WITNESS:	MAKER:

/s/ Maureen Schwarz	/s/ Stephen Burns
Printed Name: Maureen Schwarz	Printed Name: Stephen Burns
Printed Title:	Printed Title: CEO

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